Exhibit (l)(2)


                               PURCHASE AGREEMENT
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      The ASO Outlook  Group (the  "Group"),  a  Massachusetts  business  trust, hereby  offers  Winsbury  Associates  ("Winsbury"),  an  Ohio  partnership,  and
Winsbury   hereby   purchases  100  series  H  units  of   beneficial   interest
(representing interests in the Small Capitalization Equity Fund) and 100 Series I units of beneficial interest (representing interests in the Balanced Fund) in the Group (such 200 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Winsbury hereby acknowledges purchase of the Shares and the Group hereby acknowledges receipt from Winsbury of funds in the amount of $2,000 in full payment for the Shares.

      Winsbury represents and warrants to the Group that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 31st day of October, 1991.



ATTEST:                                  The ASO Outlook Group

/s/ Daniel P. Stone                      BY:  /s/ J. David Huber
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ATTEST:                                  Winsbury Associates

/s/ Beth A. Groom                        BY:  /s/ Kenneth B. Quintenz
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